SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2005

AZZ incorporated

(Exact name of Registrant as specified in its charter)

TEXAS	1-12777	75-0948250
(State or Other Jurisdiction of Incorporation or Organization)	Commission File No.	(I.R.S. Employer Identification Number)

University Center 1, Suite 200

1300 South University Drive

Fort Worth, TX 76107

(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code: (817) 810-0095

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 18, 2005, the Board of Directors approved two compensation plans; the 2006 Stock Appreciation Rights Plan for Directors and the 2006 Stock Appreciation Rights Plan for Key Employees. Our non-employee directors are eligible to participate in the Director Plan, and our executive officers are eligible to participate in the Key Employee Plan.

The Board approved the grant of 118,030 rights under the Plans. All rights that have not previously accelerated due to events such as death or disability will vest when AZZ releases earnings for the fiscal year ended February 29, 2008. The value of each vested right will be paid in cash and such value shall be equal to the excess, if any, (i) of the average of the closing prices of a share of Common Stock on the New York Stock Exchange for those days on which it trades during the ninety calendar days immediately following the public release of financial results for the year ended February 29, 2008, over (ii) the average of the closing prices of a share of Common Stock on the New York Stock Exchange for those days on which it trades during the ninety calendar days immediately following the date on which AZZ released its earnings for the year ended February 28, 2005. The number of Stock Appreciation Rights granted to each participant will then be multiplied by the excess in the average stock price to determine the cash payment. The value of rights vesting before the normal vesting date will be measured by reference to the price of the Common Stock during a period at or near the accelerated vesting date.

Copies of the Plans with Form of SAR Agreements attached are included as exhibits to this Report.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

☐	Exhibit 10.1 – Form of 2006 Stock Appreciation Rights Plan for Key Employees (with form of SAR Agreement attached).

☐	Exhibit 10.2 – Form of 2006 Stock Appreciation Rights Plan for Directors (with form of SAR Agreement attached).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 24, 2005	AZZ incorporated

		By:	/s/ Dana Perry
Dana Perry, Senior Vice President Finance, Chief Financial Officer